Exhibit 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2004 Results

MENLO PARK, Calif., January 27, 2005 - Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.

For the fourth quarter, revenues were $35,059,000, an increase of 2% over $34,282,000 reported in the same period of 2003. Revenues before reimbursements increased by 4% to $32,049,000 from $30,714,000 in the same period of 2003. Net income decreased by 10% to $1,966,000, or $0.23 per diluted share, as compared to $2,175,000 or $0.27 per diluted share, for the same period of 2003.

For fiscal year 2004, revenues were $151,509,000, an increase of 8% over $139,676,000 for fiscal year 2003. Revenues before reimbursements increased by 10% to $138,718,000 from $125,943,000 in the same period of 2003. Net income for the full year increased by 18% to $12,040,000 or $1.41 per diluted share, as compared to $10,166,000, or $1.27 per diluted share, for the same period in 2003.

“Despite a slower than expected fourth quarter, we are pleased with our financial results for 2004, reporting strong revenue and net income growth,” commented President and CEO, Michael R. Gaulke. “This year was highlighted by good performance in our technology development, electrical engineering, biomechanics, human factors, thermal sciences and mechanics and materials practices. Additionally, we continued to expand our position in health and construction consulting. We also generated $16 million of cash from operations and ended the year with $60 million in cash and equivalents and short-term investments.”

“During 2004 we continued to build upon our unique market position in engineering and scientific consulting. Based on our multidisciplinary approach, top caliber talent, long standing blue-chip clients and excellent growth opportunities, we are optimistic about our long-term growth and business prospects,” concluded Mr. Gaulke.

Earnings Call Information

Exponent will host a conference call discussing the Company’s fourth quarter and fiscal year 2004 results today, Thursday, January 27, 2005, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-642-1687 and entering the reservation # 3419688.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 70 technical disciplines to address complicated issues facing industry and government today. The firm’s consultants analyze failures and accidents to determine their causes and provide answers to help prevent such problems. In addition, Exponent evaluates human health and environmental concerns to find cost-effective solutions.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the effects of competitive services and pricing, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Factors That May Affect Future Operating Results and Market Price of Stock” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended December 31, 2004 and January 2, 2004

(in thousands, except per share data)

	Quarters Ended		Year Ended
	December 31, 2004	January 2, 2004	December 31, 2004	January 2, 2004
Revenues
Revenues before reimbursements	$32,049	$30,714	$138,718	$125,943
Reimbursements	3,010	3,568	12,791	13,733

Revenues	35,059	34,282	151,509	139,676
Operating expenses
Compensation and related expenses	21,420	20,409	90,760	82,297
Other operating expenses	4,884	4,463	18,801	17,897
Reimbursable expenses	3,010	3,568	12,791	13,733
General and administrative expenses	2,819	2,378	9,833	8,847

	32,133	30,818	132,185	122,774

Operating income	2,926	3,464	19,324	16,902
Other income
Interest income, net	172	75	471	134
Miscellaneous income, net	231	182	608	660

	403	257	1,079	794

Income before income taxes	3,329	3,721	20,403	17,696

Income taxes	1,363	1,546	8,363	7,530

Net income	$1,966	$2,175	$12,040	$10,166

Net income per share:
Basic	$0.25	$0.30	$1.56	$1.41
Diluted	$0.23	$0.27	$1.41	$1.27
Shares used in per share computations:
Basic	8,008	7,246	7,707	7,196
Diluted	8,737	8,173	8,531	7,996

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2004 and January 2, 2004

(in thousands)

	December 31, 2004	January 2, 2004
Assets
Current assets:
Cash and cash equivalents	$16,480	$19,490
Short-term investments	43,566	22,108
Accounts receivable, net	38,586	35,844
Prepaid expenses and other assets	2,674	2,255
Deferred income taxes	2,154	2,052

Total current assets	103,460	81,749

Property, equipment and leasehold improvements, net	30,211	30,793
Goodwill	8,607	8,607
Deferred income taxes	130	—
Other assets	1,673	693

	$144,081	$121,842

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,330	$4,838
Accrued payroll and employee benefits	18,528	16,528
Deferred revenues	1,681	2,864

Total current liabilities	24,539	24,230

Other liabilities	1,471	169
Deferred income taxes	—	1,211
Deferred rent	1,087	1,031

Total liabilities	27,097	26,641

Stockholders’ equity:
Common stock	8	8
Additional paid-in capital	42,295	36,380
Deferred stock-based compensation	(907)	(69)
Accumulated other comprehensive income (loss)	63	94
Retained earnings	75,525	64,237
Treasury shares, at cost	—	(5,449)

Total stockholders’ equity	116,984	95,201

	$144,081	$121,842